SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2014

Community Bank Shares of Indiana, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana	0-25766	35-1938254
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 West Spring Street, New Albany, Indiana 47150

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number including area code (812) 944-2224

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement

On April 16, 2014, Community Bank Shares of Indiana, Inc., an Indiana corporation (the “Company”), entered into an Employment Agreement (the “Agreement”) with James D. Rickard (“Mr. Rickard”). A copy of the Agreement is attached hereto as Exhibit 10.1, and the following summary of the Agreement is qualified by reference to such exhibit.

The Agreement amends and restates that certain prior employment agreement dated July 26, 2000, as amended by Amendment No. 1 dated as of November 2, 2006 (as amended, the “Prior Agreement”), which Prior Agreement was designed to induce Mr. Rickard to serve as the President and Chief Executive Officer of the Company, which position and office Mr. Rickard has held since [2000]. The Prior Agreement has been substituted in its entirety by the Agreement.

Under the Agreement, Mr. Rickard will continue to serve as the Company’s President and Chief Executive Officer. The Agreement has a two-year initial term that is automatically extended for additional one year terms unless either Mr. Rickard or the Company provides the other with a written non-renewal notice no later than thirty (30) days prior to the expiration of the current term.

Mr. Rickard is to be paid an annual minimum base salary of $400,000, which may be increased from time to time upon determination by the Company’s board of directors. Mr. Rickard will also remain eligible to participate in and receive other plans, benefits and privileges generally available to employees and executives of the Company, including any pension or other retirement benefit plan, profit sharing, stock options, employee stock ownership and bonuses. He will also continue (a) to have the use of an automobile (or an agreed upon monthly cash allowance for an automobile), (b) to receive the benefits of the life, health, dental and disability insurance policies that the Company currently maintains for Mr. Rickard, and (c) to receive five (5) weeks of paid vacation each year.

Additionally, Mr. Rickard is entitled to certain compensation from the Company in connection with termination of his employment under the following circumstances: (i) if the Company terminates Mr. Rickard’s employment for other than “Cause, Disability or Retirement” (as those terms are each defined in the Agreement) or (ii) Mr. Rickard terminates the Agreement due to a material breach of the Agreement by the Company which is not cured as required by the Agreement, then Mr. Rickard is entitled to severance compensation in the form of continuation of his base salary and existing life, health, dental and disability insurance coverage for the remaining balance of the existing term.

In the event of a “Change in Control” (as defined in the Agreement) of the Company, Mr. Rickard is entitled to a lump sum cash payment on the first business day of the seventh month following the date of the “Change in Control” of the Company, and the Company will maintain existing life, health, dental and disability insurance coverage for the periods specified in the Agreement. In connection with the payments and other benefits to be provided to Mr. Rickard in the event of a “Change in Control,” the Agreement, like the Prior Agreement, remains compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the related regulation and other guidance. Further, if all or any portion of such payments and benefits would constitute “parachute payments” as defined in Section 280G of the Code, then the payments and other benefits will be increased in an amount to equal any excise tax imposed by Section 4999 of the Code. However, the Agreement specifically provides that the contemplated share exchange between the Company and First Financial Service Corporation, and the related private placement of the common stock of the Company in a PIPE offering will not be considered a “Change in Control” of the Company.

Finally, the Agreement includes certain agreements regarding confidentiality, noncompetition and nonsolicitation of employees and customers.

As noted above, the foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 16, 2014, by and between Community Bank Shares of Indiana, Inc. and James D. Rickard

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANK SHARES OF INDIANA, INC.

Date: April 22, 2014	By:	/s/PaulA.Chrisco

Name:PaulA.Chrisco
Title:ChiefFinancialOfficer